SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2009

TRAILER BRIDGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22837	13-3617986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10405 New Berlin Road East Jacksonville, Florida	32226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (904) 751-7100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(c)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2009, Trailer Bridge, Inc.’s (the “Company”) board of directors appointed Ivy Barton Suter, age 55, to serve as the Company’s Chief Executive.

Ms. Suter has over 20 years of executive experience in a variety of industries, including marine, shipping and intermodal operations. From 2006, Ms. Suter served as Managing Director at Alvarez & Marsal, a privately-held, global services firm. During her tenure, Ms. Suter advised companies in areas such as financial and operational due diligence, M&A, and turnarounds. From 2005-2006, she served as President of Service Solutions’ Tools & Equipment, N.A., a business owned by SPX Corporation, where she led a team that grew sales organically and significantly increased operating profit and cash flow. From 2001-2005, she served as President of Gast Manufacturing a unit of IDEX Corporation, where she led the growth of the Gast business.

Ms. Suter entered into an employment agreement (the “Agreement”) with the Company for a period of two years, which will be automatically extended for consecutive one-year periods provided neither party provides notice of termination sixty (60) days prior to expiration of the term. Ms. Suter’s annual base salary will initially be $310,000. In addition, the Agreement provides that Ms. Suter may receive an annual incentive bonus from the Company’s bonus pool, which will be subject to “claw-back” provisions, as determined by our board of directors and compensation committee. In connection with her appointment, Ms. Suter received a grant of 500,000 options to purchase shares of the Company’s common stock under the Company’s Incentive Stock Plan at an exercise price of $4.26. The options are subject to time vesting annually in equal increments over a five year period. In addition, Ms. Suter purchased from the Company 60,827 shares of the Company’s common stock for $250,000 (based on the closing bid price of our common stock on NASDAQ on August 26, 2009 of $4.11 per share).

If Ms. Suter’s employment is terminated by us without “cause,” or by the executive for “good reason” (as those terms are defined in the Agreement) during the employment term, then Ms. Suter will be entitled to receive her base salary in effect on the date of termination and medical benefits for a period of eighteen (18) months provided that Ms. Suter executes a general release in favor of the Company and complies with all post-termination obligations. In addition, if employment is terminated by us without “cause,” or by the executive for “good reason”, a portion of Ms. Suter’s stock options will vest immediately and the options will remain exercisable for the full ten year term. If there is a “McLean Group Sale” (as such term is defined in her Agreement), a portion of Ms. Suter’s 500,000 stock options will immediately vest. If there is a “Change in Control” (as such term is defined in her Agreement), all of Ms. Suter’s stock options will immediately vest.

Ms. Suter has agreed, during the term of her employment and for a period of eighteen (18) months thereafter, not to compete with us or solicit any of our employees or persons with whom we have certain business relationships.

A copy of the Agreement is attached as Exhibit 99.1 and a copy of the press release announcing the appointment of Ivy Suter is attached as Exhibit 99.2. Portions of the press release that discuss Ms. Suter are incorporated herein by reference (although the portions of the press release pertaining to the Company’s operating performance shall not be incorporated herein).

ITEM 7.01	Regulation FD Disclosure.

The Company, in its press release dated August 27, 2009, gave an update on its operating performance in its fiscal third quarter. Portions of the press release that discuss the operating performance of the Company are incorporated herein by reference and shall be considered furnished and not filed with the Securities and Exchange Commission.

ITEM 9.01	Exhibits.

Exhibits
99.1	Employment Agreement dated August 26, 2009 by and between the Company and Ivy Suter.

99.2	Press Release dated August 27, 2009 announcing the appointment of Ivy Suter as Chief Executive Officer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAILER BRIDGE, INC.

Date: August 27, 2009	By:	/s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
Executive Vice President and General Counsel

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